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                                                               EXHIBIT 10.11

                              MANAGEMENT AGREEMENT*

     THIS MANAGEMENT AGREEMENT is made and entered into this 12th day of November, 2004, by and between East Kansas Agri-Energy, LLC, a Kansas limited liability company ("OWNER") and UNITED BIO ENERGY MANAGEMENT, LLC, a Kansas limited liability company ("MANAGER").

     WHEREAS, OWNER intends to own and operate an ethanol production facility located in or near Garnett, Kansas (the "Plant");

     WHEREAS, MANAGER is in the business of managing and operating ethanol production facilities such as the Plant; and

     WHEREAS, OWNER desires to engage MANAGER as its managing agent at the Plant, and MANAGER desires to accept such engagement upon all of the terms and conditions hereinafter described.

     NOW, THEREFORE, in consideration of mutual covenants contained herein, the parties agree as follows:

     1. DEFINITIONS. For purposes of this Agreement, the following terms shall have the following meanings:

       (a) "ACCOUNTS" shall mean the account(s) established in accordance with paragraph 12.

       (b) "AGREEMENT" and the words "herein", "hereof", "hereby" "hereunder", and words of similar import shall refer to this Management Agreement as a whole and not to any particular provision unless expressly so limited.

       (c) "DAY", "QUARTER" and "YEAR" shall refer to a calendar day, quarter and year, respectively, unless expressly provided otherwise.

       (d) "EFFECTIVE DATE" shall mean the date on which MANAGER hires the General Manager to provide the services described herein, which date shall not be earlier than January 1, 2005.

       (e) "GENERAL MANAGER" shall mean that Person who is employed by MANAGER, from time to time, to act as the General Manager of the Plant and perform the duties set forth in paragraph 13.

       (f) "INCENTIVE BONUS" shall mean the amounts payable by OWNER to MANAGER under paragraph 9.

*Portions of this Exhibit are omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.


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       (g) "MANAGEMENT FEE" shall mean the amounts payable by OWNER to MANAGER under paragraph 8.

       (h) "MANAGER" shall mean United Bio Energy Management, LLC, a Kansas limited liability company.

       (i) "NET INCOME" shall mean the amount (if any) by which Operational Revenues exceed Operational Costs, as determined using Generally Accepted Accounting Principles applied on a consistent basis, as agreed to by and between OWNER and MANAGER.

       (j) "OPERATIONAL COSTS" shall mean all normal and reasonable costs and expenses directly and indirectly associated with the daily operation of the Plant including, without limitation, administration costs, the Management Fee, legal and accounting, interest expense, book depreciation (not tax) and amortization (as determined by an independent accounting firm approved by the parties), utilities, production inputs, supplies, transportation, employee salaries and benefits, maintenance, general supplies, raw material acquisitions, and equipment maintenance. All Operational Costs are the direct obligation of the OWNER and ultimately are to be paid by the OWNER. Operational Costs do not include those expenses to be borne by MANAGER and not reimbursed by the terms of this Agreement. Operational Costs do not include the Incentive Bonus to be paid by OWNER to MANAGER, nor do they include costs incurred for capital expenditures, including, but not limited to, purchases of equipment, hardware or software technology, or expansion of the Plant, or any other costs or expenses incurred that are associated, directly or indirectly, with items not included in the definition of Operational Revenues.

       (k) "OPERATIONAL REVENUES" shall mean all revenues from the operation of the Plant. Operational Revenues shall not include any revenues from the sale of the entire Plant, or any land adjacent thereto, or payments from the federal, state and local government made directly to OWNER.

       (l) "OWNER" shall have the meaning set forth above.

       (m) "PERSON" shall mean any individual, corporation, partnership, limited liability company, trust or other legal entity.

       (n) "PLANT" shall have the meaning set forth above and shall include the physical plant and equipment used for production of the Products.

       (o) "PLANT CONTROLLER" shall mean that Person who is employed by OWNER, from time to time, to act as the primary accountant of the Plant.

       (p) "PRODUCTS" shall mean all items produced at the Plant including, without limitation, ethanol and distillers grains.

       (q) "PROPRIETARY INFORMATION" shall have the meaning set forth in paragraph 14.


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     2.   ENGAGEMENT OF MANAGER. OWNER hereby engages and designates MANAGER, and MANAGER hereby accepts such engagement and designation, on the terms and conditions hereinafter set forth, as OWNER's managing agent to direct, supervise, operate, maintain and manage the Plant.

     3. DUTIES OF MANAGER. MANAGER is hereby authorized and directed by OWNER to do all of the following and agrees, in each case on behalf of and at the expense of OWNER, to:

       (a) supervise and direct the general operations of the Plant and operate it efficiently and effectively;

       (b) hire, pay, supervise and discharge all employees necessary to properly maintain and operate the Plant in accordance with OWNER's terms and conditions of employment, provided, however, that MANAGER shall obtain the approval of OWNER prior to reassigning or terminating the Plant Controller, which approval shall not be unreasonably withheld, and cause to be prepared and timely filed and paid all necessary returns, forms and payments in connection with unemployment insurance, withholding, social security and other like benefits and taxes, all such employees to be employees of OWNER and not of MANAGER (notwithstanding the above, OWNER shall retain the right to unilaterally terminate the services of the Plant Controller);

       (c) prepare or cause to be prepared for review and approval of OWNER an annual operating budget setting forth the anticipated income and expenses for the Plant for the ensuing year, a comparison of such budget to the income and expenses of the preceding and current years, and any required explanations with respect thereto;

       (d) set up and keep in good order separate, accurate and adequate accounting records to be maintained for OWNER, and maintain orderly files containing income records, insurance policies, leases and subleases, correspondence, receipted bills and vouchers, and all other documents pertaining to the Plant or the operation thereof, and prepare or cause to be prepared for OWNER monthly and annual statements of account as of the end of each month and year, all in accordance with paragraph 28;

       (e) check all bills received for services, work and supplies ordered in connection with maintaining and operating the Plant and pay, with OWNER's funds, or cause to be paid all such expenses, mortgage interest and amortization, ground rent, water charges, sewer rent, assessments, real estate taxes, and other taxes assessed against the Plant as and when the same shall become due and payable;

       (f) establish and maintain the Accounts; collect payments from customers of the Plant and take any and all actions MANAGER deems necessary or desirable to collect such payments; deposit such payments into, and withdraw or disburse such amounts from, the Accounts; all in accordance with paragraph 12.

       (g) comply with all covenants of OWNER under the terms of any mortgage loan


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affecting the Plant, subject to OWNER's duties in paragraph 6(a);

       (h) cause to be effected and maintained on the Plant the insurance referred to in paragraph 29;

       (i) notify OWNER and applicable insurance carriers of policies under paragraph 29 of any serious bodily injury (including death) to any Person and any substantial property damage, or claims as to either, that MANAGER has knowledge of or should have knowledge of, and deliver to OWNER any legal process received by it which affects or may affect OWNER or the Plant;

       (j) contract for and cause the purchase of all services, grains, supplies and other materials necessary for the Plant to produce the Products and contract for and cause the marketing and sale of the Products; provided, however, MANAGER shall not contract with an affiliate of MANAGER for any of the items stated in this paragraph 3(j), without the prior approval of OWNER;

       (k) contract for electricity, natural gas, water, waste water, fuel oil, rubbish and snow removal, vermin extermination and such other services or such of them as MANAGER deems necessary or advisable, provided, however, MANAGER shall not contract for electricity, natural gas, water and waste water without the prior approval of OWNER;

       (l) contract for and cause the Plant and all fixtures, furnishings, equipment, supplies, tools, and other materials and facilities thereof to be maintained in good order and condition; to cause all routine repairs, replacements and alterations to be made thereto; and to purchase such items MANAGER deems necessary or desirable for the operation and maintenance of the Plant; provided, however, that MANAGER shall not contract for any particular item involving an expenditure in excess of $15,000, other than budgeted items, without the prior approval of OWNER except in circumstances which MANAGER reasonably believes constitutes an emergency requiring immediate action for the preservation or safety of the Plant or its occupants or to avoid the suspension of any necessary service;

       (m) use its best efforts to cause the Plant and its operations to comply with all applicable laws and regulations;

       (n) act in compliance with OWNER's Operating Agreement and other governing documents provided that (i) MANAGER has actual knowledge of OWNER's Operating Agreement and other governing documents, and any amendments thereto, and (ii) the terms of this Agreement shall not altered or amended by any of the terms of OWNER's Operating Agreement and other governing documents and any amendments thereto;

       (o) reasonably cooperate with OWNER and its attorneys and accountants in making any disclosures required by the Securities Act of 1933 and the Securities Exchange Act of 1934 or any other securities laws;

       (p) recommend and, subject to the approval of OWNER, cause all such acts and


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things to be done in or about the Plant as shall be necessary to comply with any and all orders or violations affecting the Plant placed thereon by any federal, state or municipal authority having jurisdiction thereover, subject to OWNER's duties in paragraph 6(a);

       (q) cooperate with OWNER's accountants in regard to the preparation and filing on behalf of OWNER of any income or other tax return; and

       (r) provide benchmarking services to OWNER as described on EXHIBIT A attached hereto.

     4. AUTHORITY OF MANAGER. OWNER authorizes MANAGER, for OWNER's account and on its behalf, to enter into contracts and perform any act or do anything MANAGER deems necessary or desirable in order to carry out MANAGER's duties under this Agreement, and everything done by MANAGER under the provisions of this Agreement shall be done as agent of OWNER.

     5. LIMITATIONS ON AUTHORITY OF MANAGER. Notwithstanding any other provision in this Agreement to the contrary, MANAGER shall have no authority to engage or discharge any accountants, auditors or attorneys without the written consent of OWNER. Further, MANAGER shall have no authority to pay to itself the Incentive Bonus until MANAGER and OWNER approve the financial statements for the applicable quarter, in accordance with paragraph 9 below. Unless otherwise authorized by OWNER and except as provided in paragraphs 3 and 4, MANAGER shall have no authority regarding any matter not provided for under this Agreement.

     6. DUTIES OF OWNER. OWNER shall act in good faith and do all things reasonably requested by MANAGER to aid and assist MANAGER in the performance of its duties under this Agreement including, without limitation, to provide:

       (a) an accurate and complete copy of any and all contracts and other obligatory instruments of OWNER necessary for MANAGER to perform its duties under this Agreement;

       (b) a comprehensive written semi-annual review and evaluation of MANAGER's performance hereunder, within thirty (30) days after the end of the second and fourth fiscal quarters of each year; and

       (c) such executive office space, furniture, telephone, computer, printer and other office equipment, including high speed internet services, for the General Manager as may be reasonably agreed to by MANAGER and OWNER.

     7. INDEPENDENT CONTRACTOR. MANAGER shall perform its duties under this Agreement as an independent contractor. Nothing contained herein shall be construed as creating a partnership or joint venture, nor construed as making MANAGER an employee of OWNER. MANAGER shall have no right or power to act for OWNER other than as contemplated in this Agreement or otherwise expressly authorized by OWNER.


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     8.   MANAGEMENT FEE. OWNER shall pay to MANAGER an annual management fee of
$250,000.00 payable at a monthly rate of $20,833.33, which shall be due and payable in advance on the 1st day of each month during the term of this Agreement. If the Effective Date of this Agreement is on a day other than the first day of a calendar month or ends on a day other than the last day of a calendar month, then the Management Fee will be appropriately prorated by MANAGER based on the actual number of calendar days in such month.

     9. INCENTIVE BONUS. In addition to the Management Fee, OWNER shall pay to MANAGER an annual Incentive Bonus based on [*] for each year during the term of this Agreement or, in the event the term of this Agreement includes a part of a year, such partial year. The Incentive Bonus shall be due and payable in quarterly installments. The amount of the Incentive Bonus payable to the MANAGER for the first, second and third quarters of each year shall be calculated under Table 1 below and shall be due and payable within thirty (30) days after the end of each quarter or, if later, approval of the monthly financial statements for that quarter by MANAGER and OWNER; provided, however, that in no event shall the quarterly installment of the Incentive Bonus be made more than sixty (60) days after the end of such quarter. The amount of Incentive Bonus payable to MANAGER for the final quarter of each year shall equal the amount calculated under Table 2 below less the aggregate amount of the Incentive Bonus paid to MANAGER for the prior quarters in such year. In no event shall the annual aggregate amount of the Incentive Bonus paid to MANAGER for any year exceed $[*]. In the event the aggregate amount of Incentive Bonus paid to MANAGER for the prior quarters of any year exceeds the amount calculated under Table 2 for the final quarter of such year, MANAGER shall refund the amount of such excess to OWNER. The payment or refund, as the case may be, for the final quarter of each year shall be made within thirty (30) days after the annual audit for such year; provided, however, that in no event shall the final payment or refund of the Incentive Bonus be made more than one hundred twenty (120) days after the end of such year.

     Table 1

          [*]

     Table 2

          [*]

The calculation for the quarterly payment of the Incentive Bonus under Table 1 above shall be based on [*] for the applicable quarter. The calculation for the final payment or refund of the Incentive Bonus under Table 2 above shall be [*] for the applicable year. In the event the term of this Agreement is terminated prior to the end of any year, the [*] for such year shall be determined through the date of termination and the Incentive Bonus for the quarter which includes such date of termination shall be calculated as if such quarter was the final quarter for such year (i.e., the amount calculated under Table 2 above less the aggregate amount of the Incentive Bonus paid to MANAGER for the prior quarters in such year).


*Portion omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.


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As an example, if [*] for the first quarter of the year is $[*], the Incentive
Bonus payable to MANAGER for that quarter under Table 1 above would be $[*] (i.e., [*] of $[*] [$[*] less $[*]]). If [*] for the second quarter of the year is $[*], the Incentive Bonus payable to MANAGER for that quarter under Table 1 above would be $[*] (i.e., [*] of $[*] [$[*] less $[*]]). If [*]for the third quarter of the year is $[*], the Incentive Bonus payable to MANAGER for that quarter under Table 1 above would be $[*] (i.e., [*] of $[*] [$[*] less $[*]]). If the [*] for the year is $[*] for purposes of calculating the final payment or refund under Table 2 above, the Incentive Bonus payable to MANAGER for the final quarter would be $[*] (i.e., [*] of $[*] less aggregate payments of $[*] for the prior fiscal quarters in such year). In contrast, if the [*] for the year is $[*] for purposes of calculating the final payment or refund under Table 2 above, the Incentive Bonus to be refunded by MANAGER would be $[*] (i.e., [*] of $[*] [$[*] less $[*]]) less aggregate payments of $[*] for the prior quarters in such year).

     10. REIMBURSEMENT FOR EXPENSES. All reasonable and necessary costs and expenses incurred by MANAGER in connection with the performance of its duties hereunder shall be paid by OWNER except as otherwise provided in paragraph 11. OWNER shall reimburse MANAGER within ten (10) days after notice of such expenses.

     11. NON-REIMBURSABLE EXPENSES. MANAGER shall be responsible for payment of, and shall not be entitled to any reimbursement from OWNER for, the following costs and expenses:

       (a) all compensation payable to the General Manager including related payroll taxes and benefits;

       (b) all fees (if any) normally charged by MANAGER for providing access to any group pricing for yeast, enzymes, chemicals, spare parts, or other products or services used at the Plant;

       (c) all fees (if any) charged by ICM, Inc. and Fagen Engineering, LLC for consultations and engineering services concerning the design of, and equipment used in the design of, the Plant, provided however, OWNER shall be responsible for all fees associated with such services for the construction and start up of the Plant and for any such fees associated with any improvement or expansion of the Plant;

       (d) all fees (if any) normally charged by MANAGER for providing its basic level of bench marking services described on Exhibit A attached hereto; provided, however, in the event OWNER desires bench marking services in addition to those provided under such basic level, OWNER shall pay all fees associated with such additional services;

       (e) all travel expenses incurred by MANAGER unless previously approved by OWNER;

*Portion omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.


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       (f) all moving expenses incurred by MANAGER shall be reimbursable by
OWNER pursuant to Section 10 above; provided, however, that if aggregate moving expenses exceed $20,000 for any given year, the amount in excess of $20,000 shall not be reimbursable by OWNER; and

       (g) all expenses incurred in connection with the engagement of any headhunter agency or other employee retention agency shall be divided equally between OWNER and MANAGER with one-half payable by OWNER and one-half payable by MANAGER.

     12. ESTABLISHMENT OF ACCOUNTS. MANAGER shall establish and maintain one or more accounts with banks or other financial institutions designated by OWNER and:

       (a) all funds of OWNER relating to the Plant shall be deposited in OWNER's name in the Accounts and shall be held in trust;

       (b) no funds of OWNER shall be commingled with any other funds of MANAGER or of others;

       (c) withdrawals from the Accounts shall be made only in the regular course of MANAGER's services in operating the Plant and shall be made upon such signature or signatures as OWNER may designate; provided, however, MANAGER shall be authorized to draw checks and make withdrawals from the Accounts to pay any particular cost or expenditure in order to carry out its duties under this Agreement;

       (d) MANAGER shall be entitled to withdraw from the Accounts and retain its (i) Management Fee, and (ii) Incentive Bonus after the approval of OWNER and MANAGER of the financial statements for the applicable quarter, in accordance with paragraph 9 above, and if the Accounts shall be insufficient to withdraw such amounts, MANAGER shall be entitled to be reimbursed by OWNER within ten
(l0) days after written request therefor; and

       (e) Any cost or expense made by MANAGER hereunder shall be made out of such funds as MANAGER may from time to time hold in the Accounts or as may be provided by OWNER. MANAGER shall not be obligated to make any advance to or for the account of OWNER or to pay any amount except out of the funds so held or provided, nor shall MANAGER be obligated to incur any liability or obligation unless OWNER shall furnish MANAGER with the necessary funds for the discharge thereof. If MANAGER shall advance out of its own funds for OWNER's account any amount for the payment of any obligation of OWNER or ordinary and necessary cost or expenses directly related to the Plant, OWNER shall promptly reimburse MANAGER therefor within ten (l0) days after written request therefor or MANAGER may reimburse itself therefor out of the Accounts and Operating Revenues as collected.

     13. DUTIES OF GENERAL MANAGER. MANAGER shall provide the full time services of a General Manager. The General Manager shall work exclusively for the Plant and shall be based at the location of the Plant. MANAGER will endeavor in good faith to keep the General


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Manager at the Plant and to refrain from transferring the General Manager from the Plant prior to the termination of this Agreement, provided, however, that nothing in this paragraph shall be construed or interpreted as restricting MANAGER's right and authority to terminate, remove, reprimand or replace a General Manager if, in its sole discretion, MANAGER deems such action necessary or advisable for the proper performance of its duties hereunder. Subject to the policies set by the OWNER, the General Manager's responsibilities include the following:

       (a) To manage all business operations, Plant operations, purchasing operations, marketing operations, personnel operations, safety and any and all other items relating to Plant operations and profitability.

       (b) To timely report such information to OWNER on a regular and reasonable basis;

       (c) To promote, and refrain from any act that would adversely impact, a positive image of the Plant in the community;

       (d) To use his or her best efforts to ensure that the Plant complies with all applicable orders, rules, laws and regulations;

       (e) To administer the wage and benefit package of OWNER recommended by MANAGER and approved by OWNER;

       (f) To cause all repairs and all purchases of replacement items, chemicals, enzymes, supplies, and other items necessary for the operations of the Plant and to review all invoices regarding the same;

       (g) To use his or her best efforts to minimize Operational Costs;

       (h) To administer the purchasing of grains and the marketing of the Products to ensure the best pricing scenarios for such grain and Products, to the extent MANAGER does not delegate such responsibilities to, or contracted for such services with, another Person; and

       (i) To perform any and all other duties assigned by MANAGER or, with the prior approval of MANAGER, perform any and all other duties assigned by OWNER in connection with MANAGER's duties hereunder.

     14. PROPRIETARY INFORMATION. During the term of this Agreement, the parties may furnish, to each other information including, but not limited to, specifications, photocopies, magnetic tapes, drawings, sketches, models, samples, tools, technical information, data, knowhow, customer and market information, financial reports, precontractual negotiations, engineering studies, consultants' studies, options for site purchases, and relationships established with experts, consultants and governmental agencies (all hereinafter designated as "Proprietary Information") in connection with the operations of the Plant. The party furnishing such Proprietary Information to the other party shall have the exclusive right and interest in and to such Proprietary Information and the goodwill associated therewith. A party will not directly or indirectly contest the ownership of Proprietary Information furnished by the other party in writing or furnished verbally and then documented in writing within seven (7) days. The use of the Proprietary Information of a party in the operations of the Plant does not give the other party


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any ownership interest or other interest in or to such information; provided, however, the MANAGER, upon termination of this Agreement, shall grant to OWNER at no additional cost (other than the license fee payable by OWNER to MANAGER under paragraph 17 below) a nonexclusive perpetual limited license to use, solely for the continued operations of the Plant, such Proprietary Information of MANAGER that is then utilized in the operation of the Plant and necessary for the continued operations of the Plant. Any modifications or additions to the Proprietary Information of a party made by the other party will only be property of such other party if the modifications or addition stands alone separately without any portion of such Proprietary Information. Nothing in this Paragraph shall be construed as requiring any party to furnish any Proprietary Information to the other party. Proprietary Information developed by MANAGER or any of its employees or agents during the term of this Agreement or the operations of the Plant shall not be considered "work for hire" and, between the parties hereto, MANAGER shall have the exclusive right and interest in and to such Proprietary Information and the goodwill associated therewith. Notwithstanding the foregoing, if any Proprietary Information is jointly developed by the parties, such Proprietary Information shall be jointly owned by the parties. For purposes of this paragraph, Proprietary Information shall not include:

       (a) Information of a party that at the time furnished to the other party is in the public domain or becomes part of the public domain by publication or otherwise through no fault of the other party or its employees or agents;

       (b) Information of a party that at the time furnished to the other party was in the possession of the other party as shown by written records and was independently developed by the other party or obtained from a source on a non-confidential basis by a Person entitled to disclose it; or

       (c) Information concerning the operations of the Plant that is furnished to MANAGER for purposes of its performance of any bench marking services.

     Proprietary Information is confidential and proprietary. Each party shall keep the Proprietary Information of the other party confidential and shall use all reasonable efforts to maintain the Proprietary Information as secret and confidential. Failure to so maintain the Proprietary Information of a party as confidential shall entitle such party to any damages stemming from such failure, to include without limitation, reasonable attorneys' fees. A party shall not at any time without the prior written consent of the other party, copy, duplicate, record or otherwise reproduce the Proprietary Information of such other party, in whole or in part for any unauthorized Persons, or otherwise make the same available to any unauthorized Person. Each party agrees that the other party would be irreparably damaged by reason of any violation of the confidentiality provisions contained herein and that any remedy at law for a breach of such provisions would be inadequate. Therefore, a party shall be entitled to seek injunctive or other equitable relief in a court of competent jurisdiction against the other party, its agents, employees, officers or other associates, for any breach or threatened breach of the confidentiality covenants contained herein without the necessity of proving actual monetary loss. It is expressly understood that the remedy described herein shall not be the exclusive remedy of a party for any breach of such covenants, and such party shall be entitled to seek such other relief or remedy, at law or in equity, to which it may be entitled as a consequence of any breach of such covenants. Nothing in


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this paragraph shall be construed so as to inhibit OWNER's ability to make necessary disclosures as required by the Securities Act of 1933 or the Securities Exchange Act of 1934 or any other applicable securities laws, provided, however, any disclosure of Proprietary Information of MANAGER shall require the prior written consent of MANAGER, which shall not be unreasonably withheld.

     15. TERM. This Agreement shall commence on the Effective Date and shall terminate on the fifth anniversary of that date, unless earlier terminated pursuant to paragraph 16. Unless earlier terminated in accordance with this Agreement, this Agreement shall be automatically extended for successive one (1) year terms thereafter unless either party gives written notice to the other party of its election not to renew, not later than ninety (90) days prior to the expiration of the then current term.

     16. EARLY TERMINATION. This Agreement shall be subject to earlier termination during the term hereof as follows:

       (a) by OWNER upon a default by MANAGER which remains uncured for more than twenty (20) days after written notice thereof, unless the same is susceptible to being cured but not within a period of twenty (20) days and due and diligent efforts to effect such cure have been commenced during such twenty
(20) day period and are continuing;

       (b) by MANAGER upon a default by OWNER in (i) the due and punctual payment of any installment of the Management Fee or Incentive Bonus to MANAGER unless such default is cured by OWNER within ten (10) days after written notice thereof, (ii) reimbursing MANAGER for any cost or expense under paragraph 10, unless such default is cured by OWNER within ten (10) days after written notice thereof, or (iii) any persistent instruction or order by OWNER to operate the Plant in a way in which a violation of any applicable law or regulation is likely to occur;

       (c) by either party upon not less than five (5) days notice to the other in the event a petition is filed against the other party to declare it bankrupt or to require an arrangement or its reorganization under the Bankruptcy Act or any similar insolvency statute and, if involuntary, such petition is not dismissed within sixty (60) days;

       (d) immediately and without further action by either party upon the occurrence of (i) a taking by condemnation or similar proceeding of the Plant, or (ii) the damage or destruction of all or substantially all of the Plant by fire or other casualty.

     17. LICENSE FEE. In order to compensate MANAGER for OWNER's continued use of MANAGER's Proprietary Information (including, without limitation, the management system(s) established and implemented by MANAGER at the Plant during the term of this Agreement), OWNER shall pay to MANAGER a license fee of $250,000 at a monthly rate of $10,417 for twenty-four (24) months after the termination of this Agreement, for any reason, and whether during the initial term or any renewal term thereof. The first monthly installment shall be due and payable on the date of termination of this Agreement and each successive monthly


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installment shall be due and payable on the same day of each month thereafter during such twenty-four (24) month period after termination.

     18. DISPUTE RESOLUTION. The parties shall attempt to settle amicably any dispute or difference of any kind whatsoever, arising out of or in connection with the validity or invalidity, construction, execution, meaning, operation or effect or breach of this Agreement (exept for any such dispute or difference involving paragraph 14). If the parties do not promptly do so, either party may, by written notice to the other party, call for private mediation of the issue before a mediator to be agreed upon by the parties. The parties agree to conclude such private mediation within thirty (30) days of the filing by a party of a request for such mediation. In the event of a dispute between the parties that is not resolved by such mediation, either party may, by written notice to the other party, call for private binding non-appealable arbitration of the issue before a single arbitrator agreed upon by the parties. In the event a single arbitrator cannot be agreed upon, each party shall appoint a third party arbitrator from a list provided by the American Arbitration Association (AAA) (not a principal of a party) and the two arbitrators thus selected by the parties shall select a third arbitrator. The arbitrators shall meet as expeditiously as possible to resolve the dispute, and a majority decision of the arbitrators shall be controlling. While each party is free to select an arbitrator of its own choosing from the list provided by the AAA, either party by written notice to the other may require that all arbitrators chosen have sufficient expertise in the subject matter of the arbitration that they would qualify as "expert witnesses" in a judicial proceeding.

The arbitrators so chosen shall conduct the arbitration in accordance with the Rules of the AAA as applicable in the State of Kansas. Such arbitration shall take place at a mutually agreed upon location. The arbitrators shall be governed, in their determinations hereunder, by the intention of the parties as evidenced by the terms of this Agreement. The decision of the arbitrator shall be rendered in writing and shall be final and binding upon the parties and shall be non-appealable. Judgment upon the award rendered may be entered by either party and enforced in any court having competent jurisdiction. The parties shall share the procedural costs of the mediation and arbitration equally. Each party shall pay its own attorney's fees and costs incurred by it relating to the mediation and arbitration. Notwithstanding the foregoing sentences, the parties hereby authorize the abritrators to award costs and fees to the prevailing party as the arbitrators deem appropriate.

Pending resolution of such dispute or difference and without prejudice to their rights, the parties shall continue to respect all their obligations and to perform all their duties under this Agreement; provided, however, the parties shall not be obligated to perform their obligations after this Agreement has been terminated by any party pursuant to paragraph 16, or if such termination is the dispute being arbitrated.

After signing this Agreement, each party understands that it will not be able to bring a lawsuit concerning any dispute that may arise that is covered by this arbitration provision (other than to enforce the arbitration decision). The parties hereby agree that any dispute or difference involving paragraph 14 shall not be subject to this mediation or arbitration provision.

     19. ASSIGNMENT. This Agreement and the duties and obligations hereunder may not


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

be assigned by either party without the prior written consent of the other party and, if applicable, the primary lender of OWNER.

     20. HEADINGS. The paragraph headings contained herein are for convenience only and are not intended to define or limit the scope or intent of any provisions of this Agreement.

     21. GOVERNING LAW. The validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties hereto shall be governed by the laws of the State of Kansas.

     22. NOTICES. Any notice required or permitted herein to be given shall be given in writing and shall be delivered by United States registered or certified mail, return receipt requested, to MANAGER or OWNER, as the case may be, to the Person and at the address set forth below, or to such other Person or other address as MANAGER or OWNER shall provide notice of from time to time during the term of this Agreement, and notice shall be deemed to have been given to the party to whom it is addressed forty-eight (48) hours after such delivery:

     OWNER:    East Kansas Agri-Energy, LLC
               Attn: Mr. Bill Pracht, President
               2101/2East 4th Avenue, P.O. Box 225
               Garnett, KS 66032

     MANAGER:  United Bio Energy Management, LLC
               Attention: Jeff Roskam
               2868 North Ridge Road
               Wichita, Kansas 67205

     23. SUCCESSORS. This Agreement shall be binding upon and inure to the benefit of the respective parties and their permitted assigns and successors in interest.

     24. SEVERABILITY. Should any term or provision hereof be deemed invalid, void, or unenforceable either in its entirety or in a particular application, the remainder of this Agreement shall nonetheless remain in full force and effect and, if the subject term or provision is deemed to be invalid, void or unenforceable only with respect to a particular application, such term or provision shall remain in full force and effect with respect to all other applications. If, however, any court of competent jurisdiction or any arbitration proceeding should render a final judgment that the authority granted to MANAGER from OWNER exceeds the bounds of permissible delegation under applicable law, the parties agree that this Agreement shall be deemed amended, modified and reformed to the extent necessary to reduce the scope of authority so delegated to that deemed legal by written legal opinion of special counsel to OWNER. The parties agree that in no event shall any determination that the discretion and authority granted to MANAGER hereunder exceeds permissible bounds result in this Agreement being declared or adjudged invalid, void, or unenforceable in its entirety; rather, the parties request that any court or arbitration proceeding examining such issue employ great latitude in reforming the Agreement so as to make the Agreement as reformed valid and enforceable.

     25. INDEMNIFICATION BY OWNER. OWNER shall indemnify, hold harmless and defend MANAGER, its employee and agents from and against any and all actual claims, losses, damages, liabilities and expenses (including reasonable attorneys' fees) resulting from or arising out of MANAGER's performance of its duties hereunder; provided, however, OWNER shall not be liable to MANAGER, its employees or agents for any actual claims, losses, damages, liabilities or expenses resulting from or arising out of the grossly negligent acts or willful misconduct of MANAGER in the performance of its duties hereunder unless such acts were performed by MANAGER at the express instruction of OWNER.

     26. INDEMNIFICATION BY MANAGER. MANAGER shall indemnify, hold harmless and defend OWNER, its employees and agents from and against any and all actual claims, losses, damages, liabilities and expenses (including reasonable attorneys' fees) resulting from or arising out of the grossly negligent acts or willful misconduct of MANAGER in the performance of its duties hereunder; provided, however, MANAGER shall not be liable to OWNER, its employees and agents for any actual claims, losses, damages, liabilities or expenses resulting from or arising out of acts performed by MANAGER at the express instruction of OWNER.

     27. [*]. MANAGER hereby acknowledges that OWNER is entering into separate service agreements with certain affiliates of MANAGER (i.e., United Bio Energy Trading, LLC, United Bio Energy Ingredients, LLC, and United Bio Energy Fuels,
LLC), and that the services provided by one or more of those affiliates to MANAGER under such agreements may include acting on behalf of and/or performing certain duties or obligations of OWNER under the terms and provisions of this Agreement. [*]

     28. WAIVER OF CONSEQUENTIAL DAMAGES. Notwithstanding any other provison of this Agreement, the parties agree to waive any and all claims against each other for consequential losses or damages whether arising in contract, warranty, tort (including negligence), strict liability or otherwise (other than any consequential losses or damages resulting from a breach of the covenants set forth in paragrah 14), including, but not limited to, losses of use, profits, business, reputation or financing.

     29.  BOOK AND RECORDS. During the Term of the Agreement, MANAGER shall:

       (a) keep or cause to be kept full and true books of account in which shall be entered fully and accurately each transaction relating to the Plant;

       (b) maintain or cause to be maintained all books of account, together with all records, bills, receipts, vouchers, correspondence and files relating to the management and operation of the Plant at the Plant and, at MANAGER's discretion, MANAGER may maintain a copy of the

*Portion omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.


aforementioned items at the principal office of MANAGER, and the Plant shall be open during reasonable business hours to the inspection of OWNER or its representative, who shall be entitled to make copies or extracts thereof and, with the cooperation of MANAGER, inquire directly with or request the assistance of the Plant Controller relating to OWNER's inspection in accordance with this paragraph; such books of account, together with all records, bills, receipts, vouchers, correspondence and files relating to the management and operation of the Plant to remain at all times during the term of this Agreement or thereafter the sole property of OWNER;

       (c) make the Plant Controller available for any requests of OWNER related to inquiries regarding the books and records and the preparation and submission of financial reports to OWNER; and

       (d) prepare or cause to be prepared each year in reasonable detail and sent to OWNER within a reasonable period of time after the close of such year
(a) annual reports of the Plant, including an annual balance sheet and profit and loss statement and (b) all federal, state and local income tax returns and information returns, if any, which OWNER is required to file.

     30. INSURANCE. At all times during the Term of this Agreement, MANAGER shall, at OWNER's expense, procure and maintain insurance against such hazards, in such amounts, and with such carriers as the parties may mutually determine from time to time. MANAGER shall be named as an additional insured on all such policies. All such policies shall contain provisions to the effect that in the event of payment of any loss or damage the insurers will have no rights of recovery against any of the insureds or additional insureds thereunder. OWNER waives all rights against MANAGER and its employees and agents for all losses and damages caused by, arising out of or resulting from any of the perils or causes of loss covered by such policies and any other insurance applicable to the Plant maintained by OWNER.

Also during the term of this Agreement, MANAGER shall purchase and maintain commercial general liability insurance, with combined single limits of not less than $2,000,000 which shall be endorsed to require at least thirty (30) days notice to OWNER prior to the effective date of any termination or cancellation of coverage. OWNER shall be named as an additional insured on all such policies and MANAGER shall provide a certificate of insurance to OWNER to establish the coverage maintained by the commencement date of this Agreement.

     31. FORCE MAJEURE. Any delays in or failure of performance of any of the respective obligations of this Agreement of either party hereto shall not constitute default or give rise to any claims for damages if and to the extent such delays or failure of performance are caused by occurrences not within the reasonable control or at the fault of the party affected, which, by exercise of due diligence and foresight, could not reasonably have been avoided, including, but not limited to: acts of God or the public enemy; expropriation or confiscation of facilities; compliance with any order or decree of any governmental authority; cable cut; acts of war or terrorism, abnormal severe weather, rebellion or sabotage or damage resulting therefrom; fires; floods; explosion; riots; strikes or other concerted acts of workmen; accidents or other casualty. The party rendered unable to fulfill any obligation by reason of Force Majeure shall exercise due diligence to remove such inability with all reasonable speed and diligence and in accordance with prudent industry practices. However, the obligation to use due diligence shall not be interpreted to require resolution of labor disputes be acceding to demands of the opposition when such course is inadvisable in the discretion of the party having such difficulty.

     32. WAIVERS. No waiver of any breach of any of the terms or conditions of this Agreement shall be held to be a waiver of any other subsequent breach; nor shall any waiver be valid or binding unless the same shall be in writing and signed by the party alleged to have granted the waiver.

     33. COUNTERPARTS. This Agreement may be executed in multiple counterparts all of which shall constitute but one Agreement.

     34. AMENDMENT. This Agreement is the entire Agreement between the parties relating to the subject matter hereof. Any amendment hereto must be in writing and signed by both parties hereto to come into full force and effect.

     35. SURVIVAL. All provisions of this Agreement, including, without limitation, all covenants of confidentiality and indemnity contained in this Agreement, shall survive and remain in full force and effect notwithstanding any termination or expiration of this Agreement.

     36. PRONOUNS. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the Person or Persons may require.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.


                                       East Kansas Agri-Energy, LLC

                                       /s/ Bill Pracht
                                       ----------------------------------

                                       By: Bill Pracht
                                           ------------------------------
                                       Title: Chairman
                                              ---------------------------

                                                        "OWNER"

                                       United Bio Energy Management, LLC


                                       By: /s/ Jeff Roskam
                                           ------------------------------
                                       Title: President
                                              ---------------------------

                                                        "MANAGER"

     In consideration of OWNER entering into this Agreement and other valuable consideration, the undersigned, being the sole owner of MANAGER, hereby unconditionally guaranties the full and prompt performance by MANAGER of all of its duties and obligations under the terms and provisions of this Agreement.

     Dated this 12th day of NOVEMBER, 2004.

                                       United Bio Energy, LLC, a Kansas limited liability company

                                       By: /s/ Jeff Roskam
                                           ------------------------------

                                       Title: President

                                    EXHIBIT A
                        BASIC LEVEL BENCHMARKING SERVICES

     On a weekly basis, the General Manager shall be responsible for compiling data regarding the information below:

          Laboratory Data               Production Data
          ---------------               ---------------
          Milling                       Grain processed
          Cook system                   Ethanol produced
          Fermentation                  Dried Distiller's Grains produced
          Distillation                  Wet Distiller's Grains produced
          Evaporation                   Energy consumption
          Centrifuges                   Water Usage
          Dryer                         Chemical Usage
          Wet Feed

     On Friday of each week, the General Manager shall be responsible for forwarding such data to MANAGER in an electronic format. The data shall be reviewed and analyzed and an estimate will be prepared showing the Plant's operating costs based on the data provided. On the first Friday after the last day of the preceding month, or as soon thereafter as practicable, MANAGER shall provide to OWNER a report which summarizes the data from the Plant and evaluates the performance of the same, based on the Plant's operating costs, and compares the Plant's data and performance to:

     1. The average figures, for the data listed above, and the average operating costs determined from all plants who receive benchmarking services through MANAGER; and

     2. The plant with the best data and performance among those plants who receive benchmarking services through MANAGER.

     MANAGER shall not be required to disclose to OWNER the identity of the plant with the best performance in any particular period, although, MANAGER may disclose to OWNER the identity of those plants who receive benchmarking services from MANAGER.

     At the discretion of the parties, MANAGER or OWNER may change the specific days, of the week or month, on which the data is compiled, analyzed and presented to OWNER.